Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated December 1, 2014

 [PICTURE OMITTED]
 J.P. Morgan Balanced Capital Strength Index 8.5%

OVERVIEW
The J.P. Morgan Balanced Capital Strength Index 8.5% (the
"Index") is a rules-based index designed to track the
Hypothetical historical performance comparison: February 20,
2007 through November 28, 2014
250 J.P. Morgan Balanced Capital Strength Index (Excess Return)

 performance of a hypothetical investment in a notional dynamic SandP 500 Total Return Index (Excess Return)
 portfolio that consists of the Capital Strength Total Return
 Index, the PIMCO Total Return Exchange Traded Fund and a
 Cash Constituent while seeking to maintain a Target Volatility of
 8.5%. The Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on a composite LIBOR rate.
 Index Features
 n The Index has three constituents:
 1. The Capital Strength Total Return Index (the "Equity Constituent").
 2. The PIMCO Total Return Exchange Traded Fund (the "Bond
 Constituent").
200 150 100 50
Barclays US Aggregate Bond Index (Excess Return)
 3. The Cash Constituent bearing interest at a blended rate
 0
 determined based on the 3-month and 2-month LIBOR rates.
 n The Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on the composite LIBOR rate.
 n On a daily basis, the Index first seeks to identify a portfolio consisting solely of the Equity
 Constituent and Bond Constituents (together, the "Target Constituents") with a historic volatility of
 8.5%, subject to minimum exposure of 0% and a maximum exposure of 100% for each Target Constituent.
 n If no such portfolio exists, the Index will then select the combination of the Target
 Constituents with the lowest annualized realized volatility (the "Minimum Variance Portfolio") and scale down the exposure to this Minimum Variance Portfolio so as to have a realized volatility less than or equal to the Target Volatility, and allocate the remaining exposure to the Cash Constituent.
 n Published on Bloomberg under the ticker JPUSBLCS index.
 Feb-07 Feb-08 Feb-09 Feb-10 Feb-11 Feb-12 Feb-13 Feb-14

 See "Notes" below. For purposes of these examples, each index was set equal to
 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not
 compounded).Hypothetical historical returns and volatilities: February 20, 2007 through November 28, 2014
-------------------------------------------------------
 JPUSBLCS (ER) SPTR (ER) LBUSTRUU (ER)
-------------------------------------------------------
 Annualized
 Return (Excess 10.06% 5.90% 4.11%
 Return)
-------------------------------------------------------

 Volatility 7.98% 22.53% 3.92%
 -------------------------------------------------------
 Sharpe Ratio 1.05
 1.26 0.26
-------------------------------------------------------
 See "Notes" below.

 Hypothetical historical allocations of the Index (March 1, 2007  November 28, 2014)

 100.00% 90.00% 80.00% 70.00% 60.00% 50.00% 40.00% 30.00% 20.00% 10.00% 0.00%
 Mar-07 Mar-08 Mar-09 Mar-10 Mar-11 Mar-12 Mar-13 Mar-14
 Equity Weight Fixed I ncome Cash Weight
 Weight

 See "Notes" below.

 Hypothetical Annual Returns of the Index (2010 - 2014)

 ----------------------------------------------------------------------------------------------------------------

 2010 Jan Feb Mar May Jun Aug Sep Oct Nov Dec Full
 Apr Jul Year
 ----------------------------------------------------------------------------------------------------------------

 JPUSBLCS -1.61% 1.39% 3.35% 0.62% -3.93% -0.57% 3.11% -1.19% 5.15% 3.07% -1.43% 2.72% 10.80%
 Index
 ----------------------------------------------------------------------------------------------------------------

 2011 Jan Feb Mar May Jun Aug Sep Oct Nov Dec Full
 Apr Jul Year
 ----------------------------------------------------------------------------------------------------------------

 JPUSBLCS 0.93% 4.19% 0.34% 3.62% 0.57% -0.99% -1.96% -3.58% -2.69% 3.39% -0.27% 1.97% 5.30%
 Index
 ----------------------------------------------------------------------------------------------------------------

 2012 Jan Feb Mar May Jun Aug Sep Oct Nov Dec Full
 Apr Jul Year
 ----------------------------------------------------------------------------------------------------------------

 JPUSBLCS 3.27% 1.77% 3.60% 0.17% -2.87% 2.13% 1.56% 0.89% 1.50% -2.96% 1.04% 0.09% 10.40%
 Index
 ----------------------------------------------------------------------------------------------------------------

 2013 Jan Feb Mar May Jun Aug Sep Oct Nov Dec Full
 Apr Jul Year
 ----------------------------------------------------------------------------------------------------------------

 JPUSBLCS 3.82% 2.82% 3.61% 2.06% 0.97% -1.54% 2.55% -2.76% 3.14% 4.06% 2.87% 1.04% 24.85%
 Index
 ----------------------------------------------------------------------------------------------------------------

 2014 Jan Feb Mar May Jun Aug Sep Oct Nov Dec YTD
 Apr Jul
 ----------------------------------------------------------------------------------------------------------------

 JPUSBLCS -3.02% 2.62% 0.92% 0.15% 1.89% 0.37% -0.53% 3.73% -1.02% 1.63% 3.39% 10.40%
 Index
 ----------------------------------------------------------------------------------------------------------------
 Notes: Source: J.P. Morgan and Bloomberg. As of 11/28/2014. The Index is launched as of April 30, 2014.
 Therefore, the performance depicted is hypothetical performance based on back-tested data. PAST PERFORMANCE
 AND BACK-TESTED PERFOMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. No guarantee can be given that the Index will outperform the SandP 500 Total Return Index or the Barclays US Aggregate Bond Index in the future. The
 "SandP500 Index (Excess Return)" and "Barclays US Aggregate Bond Index (Excess Return)" represent hypothetical indices constructed from the total returns of the SandP 500 Index and Barclays US Aggregate Bond
 Index, respectively, with the returns of the Cash Constituent deducted.

 J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com November 30, 2014

The Capital Strength TR Index

- The Capital Strength TR Index aims to provide exposure to well capitalized companies with strong market positions.
- The Capital Strength TR Index is an equal-dollar weighted index and is composed of 50 U.S. securities selected objectively based on cash on hand, debt ratios and volatility that meet the following criteria:
    - be a member of NASDAQ US Benchmark Index (NQUSB);
    - have a minimum three-month average daily dollar trading volume of $5 million;
    - must be in the top 500 securities by float adjusted market capitalization after meeting the above criteria;
    - have at least $1 billion in cash or short term investments;
    - have a long-term debt to market capitalization ratio that is less than 30%;
    - have a return on equity that is greater than 15%;
    - may not be issued by an issuer currently in bankruptcy proceedings; and
    - may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the Capital Strength TR Index.


Begin With the NASDAQ US Benchmark Index
Largest 500 companies with a minimum three-month average trading volume of $5 million
> $1 Billion in Cash
Long-Term Debt to Market Cap < 30%
Return on Equity > 15%
Top 50 companies with the lowest combined short and long term volatility scores are selected
Maximum weight of 30% in any one Industry Classification Benchmark industry
The Capital Strength Index℠

The PIMCO Total Return Exchange Traded Fund

- An actively managed fund that does not seek to track the performance of an index
- Invests primarily in investment-grade debt securities

Selected Risks

- JPMS, the index calculation agent, may adjust the Index in a way that affects its level, and JPMS has no obligation to consider your interests.
- The Index may not be successful, outperform any alternative strategy that might be employed in respect of the Target Constituents or achieve its target volatility.
- The level of the Index will include the deduction of a fee and a borrowing cost.
- The daily adjustment of the exposures of the Index to its Target Constituents will vary, and may be partially uninvested in its Target Constituents
- By reducing its exposure to its Equity Constituent, the Index may significantly underperform its Equity Constituent.
- The exposure of the Index to its Bond Constituent may be greater, perhaps significantly greater, than its exposure to its Equity Constituent.
- The Index may have significant exposure to its Cash Constituent.
- The returns of the Target Constituents may offset each other or may become correlated in decline.
- The Index is subject to significant risks associated with fixed-income securities, including interest rate-related risks and credit risk.
- The Index is subject to the negative impact of an interest deduction.
- The Index comprises notional assets and liabilities.
- The Index and its Target Constituents each have a limited operating history and may perform in unanticipated ways.
- The Index is subject to market risks.
- The investment strategy used to construct the Index involves daily adjustments to its synthetic exposure to its Target Constituents.
- The Capital Strength TR Index is subject to the risk relating to its selection methodology.
- The PIMCO Total Return Exchange Traded Fund is an actively managed fund and is subject to different risks than passively managed funds.

Disclaimer
This material has been prepared solely for informational purposes. Nothing in this material or any other communications related thereto should be deemed to or be construed as creating a "fiduciary relationship". During the course of normal business, JPMorgan Chase and Co. and its affiliates ("J.P. Morgan") may enter into or promote, offer or sell transactions or investments linked to the Index, or any of the fixed income securities referenced in the Index. J.P. Morgan will not have any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favorable to anyone with exposure to the Index. Persons interested in the Index should refer to the official Index Rules, when available, for a complete description of the rules and methodology for the Index. Opinions expressed herein may differ from the opinions expressed by other areas of J.P. Morgan, including research. The simulated data presented herein was constructed using certain procedures that may be different from the procedures used to calculate the closing levels of the Index, and on the basis of certain assumptions that may not hold in future periods. The differences in procedures used in producing simulated data from those used to calculate the closing levels of the Index could produce differences in returns in terms of both direction and amount. Hypothetical and historical performance results are neither indicative nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical and historical performance described herein. There is no guarantee that the Index will outperform any alternative investment strategy, including the S&P 500® Index or the Barclays US Aggregate Bond Index. **Past performance is not indicative of future results.** No one may reproduce or disseminate the information contained in this document without the prior written consent of J.P. Morgan. Additional information is available upon request. Clients should contact their J.P. Morgan representative in, and execute transactions through, their home jurisdiction unless governing law permits otherwise.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 1-866-535-9248.

Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

Copyright 2014 JPMorgan Chase & Co. All rights reserved. The presentation was developed, compiled, prepared and arranged by JPMorgan through the expenditure of substantial time, effort and money and constitutes valuable intellectual property and trade secrets of JPMorgan. All right, title, and interest in and to the presentation is vested in JPMorgan and the presentation cannot be used without JPMorgan's prior written consent.

The information contained in this presentation has been distributed to you on a stand-alone basis and is not to be combined with, consolidated, incorporated or otherwise used with any other written materials provided by JPMorgan.

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Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of JPMorgan Research Departments. Structured Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. JPMorgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. JPMorgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a JPMorgan entity qualified in their home jurisdiction unless governing law permits otherwise.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com November 30, 2014